Exhibit 99.1
FOR IMMEDIATE RELEASE

Qualcomm Contacts:
Tina Asmar, Corporate Communications Phone: 1-858-845-5959 Email: corpcomm@qualcomm.com
Warren Kneeshaw, Investor Relations Phone: 1-858-658-4813 Email: ir@qualcomm.com
Qualcomm Completes $3.1 Billion Acquisition of Atheros Communications
— Combination Provides One of the Broadest Portfolios of
Mobile, Connectivity and Networking Solutions in the Industry —
SAN DIEGO — May 24, 2011 — Qualcomm Incorporated (NASDAQ: QCOM), a leading developer and innovator of advanced wireless technologies, products and services, today announced that it has completed its acquisition of Atheros Communications, Inc. The Atheros team will operate as Qualcomm Atheros, Inc., a wholly owned subsidiary of Qualcomm. In addition, the Qualcomm connectivity team will shift over to Qualcomm Atheros to combine resources and roadmaps. This creates one of the industry’s most robust portfolios of connectivity, networking and location solutions for mobile, computing, enterprise and consumer electronic devices. Together, the two companies will be able to utilize their technology leadership positions, relationships and assets to more effectively address promising new business opportunities.

The acquisition, which was completed at an enterprise value of approximately $3.1 billion, enables Qualcomm to expand its presence in existing businesses and grow into a variety of adjacent businesses including home, enterprise and carrier networking. Going forward, we plan to continue to invest in, support and grow Qualcomm Atheros’ robust portfolio of businesses and technologies.
While the accounting for the transaction is not yet finalized, Qualcomm estimates that on a Non-GAAP basis the acquisition will be modestly dilutive to earnings per share in fiscal 2011 and modestly accretive in fiscal 2012, consistent with our previous forecasts. In addition, based on preliminary estimates, we expect the transaction to be further dilutive to GAAP earnings by approximately $0.09 to $0.13 per share for the remainder of fiscal 2011 driven primarily by certain near-term purchase accounting charges and secondarily by ongoing share-based compensation expense. These near-term purchase accounting charges result from the requirement in ASC 805 to record acquired inventory and backlog at fair value at the time of acquisition, which will result in reduced margin contribution as inventory and backlog as of the acquisition date are converted to revenues over the remainder of fiscal 2011.
“Today marks another milestone in Qualcomm’s mission to provide our customers with the best-in-class connectivity and networking solutions needed to capitalize on expanding business opportunities beyond handsets and tablets,” said Dr. Paul E. Jacobs, chairman and CEO of Qualcomm. “We believe that the complementary cultures, product portfolios, sales channels and leadership in our respective fields will help make Qualcomm a leading force in the networking, computing and consumer electronics industries for years to come.”

Dr. Craig Barratt, formerly CEO and president of Atheros, is now president of Qualcomm Atheros and reports directly to Steve Mollenkopf, executive vice president and group president of Qualcomm.
About Qualcomm
Qualcomm Incorporated (NASDAQ: QCOM) is a world leader in 3G and next-generation mobile technologies. For more than 25 years, Qualcomm ideas and inventions have driven the evolution of wireless communications, connecting people more closely to information, entertainment and each other. Today, Qualcomm technologies are powering the convergence of mobile communications and consumer electronics, making wireless devices and services more personal, affordable and accessible to people everywhere. For more information, visit Qualcomm around the Web:
www.qualcomm.com
Corporate Blog: www.qualcomm.com/blog
Twitter: www.twitter.com/qualcomm
Facebook: www.facebook.com/qualcomm
Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. If such risks or uncertainties materialize, the results of Qualcomm could differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties include the possibility that expected benefits of the transaction may not materialize as expected; that Qualcomm will not be able to successfully integrate the products and employees of Qualcomm and Qualcomm Atheros or ensure the continued performance or market growth of Qualcomm Atheros’ products; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 26, 2010, and most recent Form 10-Q.
###
Qualcomm is a registered trademark of Qualcomm Incorporated.